Exhibit 3

                             BY-LAWS
                                OF
                         ATLANTICA, INC.

                             ADOPTED
                          March 13, 1998

                        ARTICLE I OFFICES

The principal office of the corporation shall be in any of the 48 contiguous states of the United States of America. As The Board of Directors may designate.

                    ARTICLE II - STOCKHOLDERS

1. Annual meeting.
The annual meeting of stockholders shall be held in March of each year at the principle office of the company, at I PM., on a normal business day, with 10 days notice to all shareholders.

2. Special meeting.
Special meeting of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the president or the directors, and shall be called by the president at the request of the holders of not less than 50% of all the outstanding shares of the corporation entitled to vote at the meeting. A special meeting can take the place of the annual meeting, with 10 days notice to all shareholders.

3. Notice of meeting
Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed 10 days prior the meeting by 1 st class mail.

4. Closing of Transfer books or fixing of record date.
The Directors may fix in advance a date as the record date for any such determination of stockholders. Stockholder lists for a ten days notice to shareholders shall be provided by the Transfer Agent as close to the notice date as possible.

5. Quorum.
At any meeting of Stockholders 50% of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

6. Proxies.
At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting.

7. Voting.
Each stockholder entitled to vote in accordance with the terms and provisions of the certificate of incorporation and these by-laws shall be entitled to vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder. All matters shall be decided by majority vote except as otherwise provided by the Articles of Incorporation or the laws of the State of Utah.

8. Order of business.
The order of business at all meetings of the stockholders, shall be as follows:

     1. Roll Call
     2. Proof of notice of meeting or waiver of notice.
     3. Reading of minutes of preceding meeting.
     4. Reports of Officers.
     5. Reports of Committees.
     6. Election of Directors.
     7. Unfinished Business.
     8. New Business.

                 ARTICLE III - BOARD OF DIRECTORS

1. General Powers.
The business and affairs of the corporation shall be managed by its board of directors. The directors shall in all cases act as a board, and they may adopt such rules and regulations for the conduct of their meetings and the management of the corporation, as they may deem proper, not inconsistent with these by-laws and the laws of The State of Utah.

2. Numbers, Tenure
The number of directors of the corporation shall be at least three and not more than nine. Each director shall hold office until the next annual meeting of stockholders and until his successor shall have been elected.

3. Regular Meetings.
A regular meeting of the directors, shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders. The directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

4. Special Meeting.
Special meeting of the directors may be called by or at the request of the president or any two directors. The person or persons authorized to call special meetings of the directors may fix the place for holding any special meeting of the directors called by them. Special meetings can be held in person by phone, fax, E-mail, US mail, or any combination.

5. Notice
Notice of any special meeting shall be given at least 10 days previously thereto by written notice delivered by fax or mail to each director at his business address.

6. Quorum
At any meeting of the directors a majority of the directors elected to serve shall constitute a quorum for the transaction of business.

7. Newly created directorship and vacancies.
Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason except the removal of directors without cause may be filled by a vote of a majority of the directors than in office, although less than a quorum exists. Vacancies occurring by reason of the removal of directors without cause shall be filled by vote of the stockholders. A director elected to fill a vacancy caused by resignation, death or removal shall be elected to hold office for the unexpired term of his predecessor.

8. Removal of directors.
Any or all of the directors may be removed for cause by vote of the stockholders or by action of the board. Directors may be removed without cause only by vote of the stockholders.

9. Resignation.
A director may resign at any time by giving written notice to the board, the president or the secretary of the corporation. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the board or such officer, and the acceptance of the resignation shall not be necessary to make it effective.

10. Compensation
No compensation shall be paid to directors, as such, for their services, but by resolution of the board a fixed sum and expenses for actual attendance at each regular or special meeting of the board may authorized. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor .

11. Presumption of assent.
A director of the corporation who is present at a meeting of the directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

12. Executive and other committees.
The board, by resolution, may designate from among its members an executive committee and other committees, each consisting of three or more directors. Each such committee shall serve at the pleasure of the board.

                      ARTICLE IV - OFFICERS

1. Number.
The officers of the corporation shall be a president, a vice-president, a secretary and a treasurer, each of whom shall be elected by the directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the directors.

2. Election and term of office.
The officers of the corporation to be elected by the directors shall be elected annually at the first meeting of the directors held after each annual meeting of the stockholders. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

3. Removal.
Any officer or agent elected or appointed by the directors may be removed by the directors whenever in their judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

4. Vacancies.
A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the directors for the unexpired portion of the term.

5. President.
The president shall be the principal executive officer of the corporation and, subject to the control of the directors, shall in general supervise and control all of the business and affairs of the corporation. He shall, when present, preside at all meetings of the stockholders and of the directors. He may sign, with the secretary or any other proper officers of the corporation thereunto authorized by the directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the directors have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the directors or by these by-laws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the directors from time to time.

6. Vice-President.
In the absence of the president or in event of his death, inability or refusal to act, the vice-president shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-president shall perform such other duties as from time to time may be assigned to him by the president or by the directors.

7. Secretary.
The secretary shall keep the minutes of the stockholders and of the directors meetings in one or more books provided for that purpose, see that all notices are duly given in accordance with the provisions of these by-laws or as required, be custodian of the corporate records and of the seal of the corporation and in general perform all duties incidental to the office of secretary and such other duties as from time to time may be assigned to him by the president or by the directors.

8. Treasurer.
The treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with these by-laws and in general perform all of the duties incidental to the office of treasurer and such other duties as from time to time may be assigned to him by the president or by the directors.

9. Salaries.
The salaries of the officers shall be fixed from time to time by the directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

                            ARTICLE V
              CONTRACTS, LOANS, CHECKS AND DEPOSITS

1. Contracts.
The directors may authorized any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

2. Loans.
No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the directors. Such authority may be general or confined to specific instances.

3. Checks, Drafts, Etc.
All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the directors.

4. Deposits.
All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as the directors may select.

                     ARTICLE VI - FISCAL YEAR

The fiscal year of the corporation shall begin on the first day of January each year.

                     ARTICLE VII - DIVIDENDS

The directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law.

                       ARTICLE VIII - SEAL
The directors shall provide a corporate seal; which shall be the same as the one hereby affixed:

                  ARTICLE IX - WAIVER OF NOTICE

Unless otherwise provided by law, whenever any notice is required to be given to any stockholder or director of the corporation under the provisions of these by-laws or under the provisions of the articles of incorporation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

                      ARTICLE X- AMENDMENTS

These by-laws may be altered, amended or repealed and new by-laws may be adopted by a vote of the stockholders representing a majority of all the shares issued and outstanding, at any annual stockholder meeting or at any special stockholder meeting when the proposed amendment has been set out in the notice of such meeting.



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